EXHIBIT 11

                                LOGILITY, INC.
            Statement re:  Computation of Per Share Earnings (Loss)
                   (In thousands, except per share amounts)

                                               Three Months Ended
                                                     July 31,
                                              --------------------
                                                1998         1997
                                              -------      -------
Common Stock:
  Weighted average common
   shares outstanding                          13,563       11,300

Dilutive effect of outstanding
  stock options *                                   -            -
                                              -------      -------
      Total                                    13,563       11,300
                                              -------      -------
Net earnings (loss)                           $(3,420)     $   224
                                              =======      =======
Earnings (loss) per common
   and common equivalent share                $ (0.25)     $  0.02
                                              =======      =======


* Stock options are not included in the three months ended July 31, 1998 calculation due to the anti-dilution to the net loss.


                                      18